Exhibit 2.1.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

Biomass Processing Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:

That at a meeting of the Board of Directors of Biomass Processing Technology, Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of Biomass Processing Technology, Inc. be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

The number of authorized shares of stock which the corporation shall have authority to issue is ten million (10,000,000) and the par value of each of such shares is two cents ($0.02).

SECOND:

That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:

That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Biomass Processing Technology, Inc. has caused this certificate to be signed by Jack Simpson, its vice President, this Eleventh day of September, 1997.

Biomass Processing Technology, Inc.

By:  /s/  Jack B. Simpson

Vice President